Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”), dated as of July 25, 2013, is made and entered into by and between CannaVEST Corp., a Texas corporation (“CannaVEST (Texas)”), and CannaVEST Corp., a Delaware corporation (“CannaVEST (Delaware)”). CannaVEST (Texas) and CannaVEST (Delaware) are hereinafter sometimes collectively referred to as the “Constituent Corporations.”

WITNESSETH:

WHEREAS, CannaVEST (Texas) is the sole stockholder of CannaVEST (Delaware);

WHEREAS, CannaVEST (Texas), as the sole stockholder of CannaVEST (Delaware), desires to effect a merger of CannaVEST (Texas) with and into CannaVEST (Delaware) pursuant to the provisions of the Texas Business Organizations Code (the “TBOC”) and the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the respective Boards of Directors of CannaVEST (Texas) and CannaVEST (Delaware) have determined that it is advisable and in the best interest of each of such corporations, the shareholders of CannaVEST (Texas) and the sole stockholder of CannaVEST (Delaware) that CannaVEST (Texas) merge with and into CannaVEST (Delaware) upon the terms and subject to the conditions set forth in this Merger Agreement;

WHEREAS, the Board of Directors of CannaVEST (Texas) has, by resolution duly adopted, approved this Merger Agreement and directed that this Merger Agreement be executed by the undersigned officer and that this Merger Agreement be submitted to the shareholders of CannaVEST (Texas) for their consideration and adoption;

WHEREAS, the Board of Directors of CannaVEST (Delaware) has, by resolution duly adopted, approved this Merger Agreement and directed that this Merger Agreement be executed by the undersigned officer and that this Merger Agreement be submitted to the sole stockholder of CannaVEST (Delaware) for its consideration and adoption;

WHEREAS, CannaVEST (Texas), in its capacity as the sole stockholder of CannaVEST (Delaware), has adopted and approved this Merger Agreement; and

WHEREAS, it is the express intention of the Constituent Corporations that: (i) this Merger Agreement, and the adoption of resolutions by the appropriate persons on behalf of each of the Constituent Corporations authorizing and approving the merger of CannaVEST (Texas) with and into CannaVEST (Delaware), constitute a plan of reorganization for purposes of Sections 368(a), 354(a) and 361(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and corresponding provisions of applicable state laws (and successor provisions); and (ii) the merger of CannaVEST (Texas) with and into CannaVEST (Delaware) pursuant to this Merger Agreement is to be treated as a reorganization pursuant to Section 368(a)(1)(F) of the Code and corresponding provisions of applicable state laws (and successor provisions).

NOW, THEREFORE, in consideration of the mutual covenants, agreements and provisions herein contained, the parties agree that CannaVEST (Texas) shall be merged with and into CannaVEST (Delaware) and that the terms and conditions of the merger, the mode of carrying the merger into effect, the manner of converting the shares of the Constituent Corporations and certain other provisions relating to the merger shall be as set forth in this Merger Agreement:

ARTICLE I

THE MERGER

Section 1.01.  Surviving Corporation.  Subject to the terms and provisions of this Merger Agreement, and in accordance with the applicable Sections of the TBOC and the DGCL, at the Effective Date and Time (as defined in Section 1.07 of this Merger Agreement), CannaVEST (Texas) shall be merged with and into CannaVEST (Delaware) (the “Merger”). CannaVEST (Delaware) shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) of the Merger and shall continue its corporate existence under the laws of the State of Delaware. At the Effective Date and Time, the separate corporate existence of CannaVEST (Texas) shall cease.

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Section 1.02.  Effects of the Merger.  At the Effective Date and Time, the Merger shall have the effects provided for in this Merger Agreement and in Section 259 of the DGCL and Section 10.008 of the TBOC.

Section 1.03.  Certificate of Incorporation.  As of the Effective Date and Time, the Certificate Incorporation of CannaVEST (Delaware), as in effect immediately prior to the Effective Date and Time, shall be amended and superseded in its entirety by the Amended Certificate of Incorporation attached hereto as Annex I, which Amended Certificate of Incorporation shall become, at the Effective Date and Time, the certificate of incorporation of the Surviving Corporation until thereafter duly amended in accordance with the provisions thereof and applicable law.

Section 1.04.  Bylaws.  As of the Effective Date and Time, the Bylaws of CannaVEST (Delaware), as in effect immediately prior to the Effective Date and Time, shall be the bylaws of the Surviving Corporation until thereafter duly amended in accordance with the provisions thereof, the certificate of incorporation of the Surviving Corporation and applicable law.

Section 1.05.  Directors of the Surviving Corporation.  At and after the Effective Date and Time and until changed in the manner provided in the bylaws of the Surviving Corporation or as otherwise provided by the certificate of incorporation of the Surviving Corporation or applicable law, the number of directors of the Surviving Corporation shall be the number of directors of CannaVEST (Texas) immediately prior to the Effective Date and Time. At the Effective Date and Time, each individual who is a director of CannaVEST (Texas) immediately prior to the Effective Date and Time shall become a director of the Surviving Corporation and each such individual shall serve as a director of the Surviving Corporation for the balance of the term for which such individual was elected a director of CannaVEST (Texas) and until his or her successor is duly elected and qualified in the manner provided in the bylaws of the Surviving Corporation or as otherwise provided by the certificate of incorporation of the Surviving Corporation or applicable law or until his or her earlier death, resignation or removal in the manner provided in the bylaws of the Surviving Corporation or as otherwise provided by the certificate of incorporation of the Surviving Corporation or applicable law.

Section 1.06.  Officers of the Surviving Corporation.  At the Effective Date and Time, each individual who is an officer of CannaVEST (Texas) immediately prior to the Effective Date and Time shall become an officer of the Surviving Corporation, with each such individual to hold the same office in the Surviving Corporation, in accordance with the bylaws of the Surviving Corporation, as he or she held in CannaVEST (Texas) immediately prior to the Effective Date and Time.

Section 1.07.  Effective Date and Time.  The Merger shall become effective in accordance with the provisions of Sections 252 and 103 of the DGCL and Section 10.007 of the TBOC and, upon the later to occur of: (a) the filing of a certificate of merger with the Secretary of State of the State of Texas; and (b) the filing of a certificate of merger with the Secretary of State of the State of Delaware. The date and time when the Merger shall become effective is referred to in this Merger Agreement as the “Effective Date and Time.”

Section 1.08.  Additional Actions.  If, at any time after the Effective Date and Time, the Surviving Corporation shall consider or be advised that any further conveyances, assignments, transfers, deeds or other instruments or further acts are necessary or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of CannaVEST (Texas) acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Merger Agreement, CannaVEST (Texas) and its proper officers and directors shall be deemed to have granted hereby to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such further conveyances, assignments, transfers, deeds and other instruments and to do all such further acts as are necessary and proper to vest, perfect or confirm title to and the possession of such property or right in the Surviving Corporation and otherwise to carry out the purposes of this Merger Agreement; and the proper officers and directors of the Surviving Corporation are hereby fully authorized in the name of CannaVEST (Texas) or otherwise to take any and all such actions as contemplated by this Section 1.08.

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ARTICLE II

MANNER, BASIS AND EFFECT OF CONVERTING SHARES

Section 2.01.  Conversion of Shares.  At the Effective Date and Time:

(a)	Each share of Common Stock, par value $0.0001 per share (the “CannaVEST (Texas) Shares”), of CannaVEST (Texas) issued and outstanding immediately prior to the Effective Date and Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and non-assessable Common Share, par value $0.0001 per share (the “CannaVEST (Delaware) Common Shares”), of CannaVEST (Delaware);

(b)	Each CannaVEST (Texas) Share held in the treasury of CannaVEST (Texas) immediately prior to the Effective Date and Time shall, by virtue of the Merger and without any action on the part of CannaVEST (Texas), be converted into one fully paid and non-assessable CannaVEST (Delaware) Common Share and shall be held in the treasury of the Surviving Corporation; and

(c)	Each CannaVEST (Delaware) Common Share, issued and outstanding immediately prior to the Effective Date and Time shall, by virtue of the Merger and without any action on the part of CannaVEST (Texas), be canceled and retired and shall cease to exist, and shall not be converted into shares or other securities of the Surviving Corporation or the right to receive cash or any other property or rights.

Section 2.02.  Effect of Conversion.

(a)	At and after the Effective Date and Time, each share certificate which immediately prior to the Effective Date and Time represented outstanding CannaVEST (Texas) Shares (a “Texas Certificate”) shall be deemed for all purposes to evidence ownership of, and to represent, the number of CannaVEST (Delaware) Common Shares into which the CannaVEST (Texas) Shares represented by such Texas Certificate immediately prior to the Effective Date and Time have been converted pursuant to Section 2.01 of this Merger Agreement. The registered holder of any Texas Certificate outstanding immediately prior to the Effective Date and Time, as such holder appears in the books and records of CannaVEST (Texas), or of the transfer agent in respect of the CannaVEST (Texas) Shares, immediately prior to the Effective Date and Time, shall, until such Texas Certificate is surrendered for transfer or exchange, have and be entitled to exercise any voting and other rights with respect to and to receive any dividends or other distributions on the CannaVEST (Delaware) Common Shares into which the CannaVEST (Texas) Shares represented by any such Texas Certificate have been converted pursuant to Section 2.01 of this Merger Agreement.

(b)	Each holder of a Texas Certificate shall, upon the surrender of such Texas Certificate to CannaVEST (Delaware), or the transfer agent in respect of the CannaVEST (Delaware) Common Shares, for cancellation after the Effective Date and Time, be entitled to receive from CannaVEST (Delaware), or the transfer agent in respect of the CannaVEST (Delaware) Common Shares, a certificate (a “Delaware Certificate”) representing the number of CannaVEST (Delaware) Common Shares into which the CannaVEST (Texas) Shares represented by such Texas Certificate have been converted pursuant to Section 2.01 of this Merger Agreement. If any such Texas Certificate is to be issued in a name other than that in which the Texas Certificate surrendered for exchange is registered, such exchange shall be conditioned upon (i) the Texas Certificate so surrendered being properly endorsed or otherwise in proper form for transfer and (ii) the person requesting such exchange either paying any transfer or other taxes required by reason of the issuance of the Texas Certificate in a name other than that of the registered holder of the Texas Certificate surrendered, or establishing to the satisfaction of CannaVEST (Delaware), or the transfer agent in respect of the CannaVEST (Delaware) Common Shares, that such tax has been paid or is not applicable.

(c)	Where no Texas Certificate has been issued in the name of a holder of CannaVEST (Texas) Shares, a “book entry” (i.e., a computerized or manual entry) shall be made in the shareholder records of CannaVEST (Delaware) to evidence the issuance to such holder of an equal number of CannaVEST (Delaware) Common Shares.

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ARTICLE III

ADOPTION; AMENDMENT; TERMINATION; MISCELLANEOUS

Section 3.01.  Adoption by Stockholders of CannaVEST (Texas) and CannaVEST (Delaware).  This Merger Agreement shall be submitted to the shareholders of CannaVEST (Texas) for their consideration and adoption by written consent in accordance with the provisions of Section 6.201 of the TBOC and Section 252 of the DGCL. This Merger Agreement has been approved and adopted by the sole stockholder of CannaVEST (Delaware) by written consent in accordance with the provisions of Section 252 of the DGCL. Upon approval of this Merger Agreement by the shareholders of CannaVEST (Texas) and the sole stockholder of CannaVEST (Delaware), the certificates of merger shall be filed with the Secretary of State of the State of Texas and the Secretary of State of the State of Delaware, as contemplated by Section 1.07 of this Merger Agreement.

Section 3.02.  Amendment.  Subject to applicable law, this Merger Agreement may be amended, modified or supplemented by written agreement of the Constituent Corporations, after authorization of such action by the Boards of Directors of the Constituent Corporations, at any time prior to the filing of certificates of merger, as contemplated by Section 1.07 of this Merger Agreement, with the Secretary of State of the State of Texas and with the Secretary of State of the State of Delaware, except that after the adoption of this Merger Agreement by the stockholders of CannaVEST (Texas) contemplated by Section 3.01 of this Merger Agreement, there shall be no amendments to this Merger Agreement that would: (a) alter or change the amount or kind of shares or other property or rights to be received by the holders of any class or series of shares of either of the Constituent Corporations in the Merger; (b) alter or change any term of the Amended Certificate of incorporation or the Bylaws of CannaVEST (Delaware) to be effected by the Merger; or (c) alter or change any of the terms and conditions of this Merger Agreement if such alteration or change would adversely affect the holders of any class or series of shares of either of the Constituent Corporations.

Section 3.03.  Termination and Abandonment.  At any time prior to the filing of certificates of merger, as contemplated by Section 1.07 of this Merger Agreement, with the Secretary of State of the State of Texas and with the Secretary of State of the State of Delaware, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either CannaVEST (Delaware) or CannaVEST (Texas), or both, notwithstanding adoption of this Merger Agreement by the shareholders of CannaVEST (Texas).

Section 3.04.  Counterparts.  This Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which, taken together, shall be deemed to constitute a single instrument.

Section 3.05.  Designated Agent in Delaware.  The Surviving Corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of CannaVEST (Texas), as well as for enforcement of any obligation of the Surviving Corporation arising from the Merger. The Surviving Corporation has irrevocably appointed an agent to accept service of process in any such suit or other proceeding and such agent’s information is on file with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, CannaVEST (Texas) and CannaVEST (Delaware) have caused this Merger Agreement to be signed by their respective duly authorized officers as of the date first written above.

CannaVEST Corp.,	CannaVEST Corp.,
a Texas corporation	a Delaware corporation
/s/ Michael Mona, Jr.	/s/ Michael Mona, Jr.

Name: Michael Mona, Jr.	Name: Michael Mona, Jr.
Title: President	Title: President

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